                                                                    EXHIBIT 10.3

                            GAS PROCESSING AGREEMENT

This Agreement made and entered into on this 19th day of November, 1999 by and between HANSEN CONSULTING, herein referred to as "Processor", and Herbert White Gas Pipeline Company, Inc., herein referred to as "Producer".

                                   WITNESSETH:

WHEREAS, Producer owns and/or controls certain oil, gas and mineral leases (herein sometimes referred to as "Dedicated Leases") as described in Exhibit "A", attached hereto and made a part hereof for all purposes; and

WHEREAS, Producer has entered into Gas Purchase Contracts (herein referred to as "Purchase Contracts") dated: SEE EXHIBIT "A" ATTACHED HERETO AND MADE PART OF THIS AGREEMENT (herein referred to as "Transporter"), covering the sale by Producer (the Seller therein) and the purchase by ___SEE ATTACHED EXHIBIT "A"____ (the Buyer therein) of Producer's gas from the said dedicated leases; and;

WHEREAS, Producer retained in the Purchase Contract the right to extract certain liquefiable hydrocarbons from the gas produced from the Dedicated Leases prior to delivery of said gas to Transporter, and

WHEREAS, Producer desires to assign all processing rights retained in the Purchase Contract to Processor and Transporter has agreed to deliver Producer's gas, as reduced by compressor fuel and other pipeline uses and loss, to Processor; and

WHEREAS, Processor plans to build and operate extraction plants which are capable of processing such gas and Processor desires to process Producer's gas for the recovery of said certain liquefiable hydrocarbons;

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable considerations paid by Processor to Producer, the receipt and sufficiency of which is herein acknowledged, and of the mutual promises, covenants and agreements therein contained, Producer does hereby agree to deliver or caused to be delivered to Processor, its successors and assigns, all of Producer's gas from the Dedicated Leases and Producer does hereby agree to grant and assign to Processor, its successors and assigns, all processing rights retained in the Purchase Contract, and Processor does hereby agree to process said gas and to remove for Producer's account said liquefiable hydrocarbons, all subject to the provisions and the terms hereinafter provided.

                                    ARTICLE I

DEFINITIONS
-----------

For the purposes of this Gas Processing Agreement, the following terms and expressions used herein are defined as follows:

1.1 "Casinghead Gas" shall mean natural gas issuing from a well classified as an oil well by the Railroad Commission of Texas, whether produced from the same sand or strata from which oil is

                                       1
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produced or as the result of the induction of gas by any method for assisting the production of oil, including gas vaporized from oil after production.

1.2 "Gas Well Gas" shall mean natural gas issuing from a well classified as a gas well or statutory gas well by the Railroad Commission of Texas.

1.3 "Gas" shall mean the gaseous effluent and all constituents thereof from the conventional gas-oil field separators to which Producer's wells are connected and when used herein without further description, shall mean and include both gas well gas and casinghead gas.

1.4 "Plant" shall mean the gas processing facilities from time to time utilized by Processor for the purpose of processing gas from the pipeline system contiguous with that receiving gas from the Dedicated Leases, whether such facilities consist of one or more gas processing facilities or auxiliary installations, or portions thereof.

1.5 "Plant Products" shall mean liquid hydrocarbons which Processor condenses, absorbs or absorbs and saves from gas delivered to the Plant including but not limited to ethane, propane, iso-butane, normal butane, natural gasoline and any mixture(s) thereof.

1.6 "Component Plant Products" shall mean those substances itemized in 1.5, whether recovered and saved singly or in combination with one or all such substances. For purposes of settlement hereunder, the Component Plant Products shall be (i) ethane, (ii) propane, (iii) iso-butane, (iv) normal butane, and (v) pentanes plus (including iso-pentane, normal pentane and hydrocarbon components of higher molecular weight).

1.7 "Separation Facilities" shall mean conventional mechanical oil-gas field separators, and specifically excludes any low temperature separation or refrigeration equipment and absorption or absorption facilities, and any other method of recovering Plant Products from gas or reducing the content thereof in the gas prior to its delivery to Processor.

1.8 "Residue Gas" shall mean that portion, as determined as the Plant outlet, of gas remaining after extraction therefrom of Plant Products, Plant fuel requirements and loses or other usage within the Plant, plus any gas bypassed around the Plant.

1.9 "Day" shall mean the 24-hour period commencing at seven o'clock a.m. Local Time (17:00 a.m.") one calendar day and ending at 7:00 a.m. on the following calendar day.

1.10 "Month" shall mean the period beginning at 7:00 am, on the first day of the calendar month and ending at 7:00 am on the first day of the next succeeding calendar month.

1.11 "Btu" shall mean British thermal unit.

1.12 "Mcf" and "MMcf" shall mean one thousand (1,000) cubic feat and one million (1,000,000) cubic feat of gas, respectively, at a pressure of 14.65 psia and a temperature of 60 degrees Fahrenheit.

1.13 "Gpm" shall mean gallons per Mcf.

                                       2
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                                   ARTICLE II

COMMITMENT OF PROCESSING RIGHTS
-------------------------------

2.1 Producer does hereby grant, assign and convey to Processor all the processing rights retained in the Purchase Contract and the right to use, free of cost, Producer's allocable portion of gas required in the maintenance and operation of Processor's Plant. Said processing rights herein granted, assigned and conveyed to Processor are exclusive and shall extend to all gas emanating from the Dedicated Leases except that portion of said gas that may be unavoidably lost or used in or by normal operation of Separation Facilities, lost or used for compressor fuel or the conditioning thereof or other of Transporter's pipeline system operation requirements.

2.2 Producer represents and warrants that it owns and has the right to market the gas produced from the Dedicated Leases, that it has the right to process said gas, and to extract, remove and sell liquefiable hydrocarbons therefrom

2.3 Producer agrees to deliver or cause to be delivered to Processor's Plant at a pressure psi higher than the pressure necessary to enter Purchaser's pipeline said pressure being not less than psi, all gas emanating from the Dedicated Leases without prior extraction therefrom of any component which Processor has the right to recover, except those components recovered by Separation Facilities and those lost or used from compression fuel (or the conditioning thereof) and in other Transporter's Pipeline system operations.

2.4 Processor agrees to receive and accept gas from Dedicated Leases at such rates as Transporter delivers same to the Plant and to condense, absorb or absorb Plant Products therefrom. Processor shall not be required to enlarge or otherwise modify the Plant but shall have the privilege to enlarge or modify the Plant or its capabilities at any time and from time to time.

2.5 In the event the quantity of gas available to the Plant for processing exceeds the available capacity of the Plant, Processor shall be obligated to process gas received from Producer proportionately on a volume basis with gas received from itself and others.

                                   ARTICLE III

POINT OF DELIVERY AND TRANSFER OF TITLE
---------------------------------------

3.1 Producer shall deliver or cause to be delivered by Transporter and Processor shall accept delivery of gas from the Dedicated Leases for processing at the inlet flange of Processor's Plant.

3.2 Title to the Plant Products shall pass to Processor when the liquid hydrocarbon components are removed from the vapor phase by Processor in the Plant and become identifiable Plant Products.

3.3 Processor shall deliver Producer's allocable share of Residue Gas to Transporter or its nominee at the outlet of the Plant facilities in which same is processed.

3.4 Title to gas from Dedicated Leases and title to Residue Gas shall not pass to Processor.

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                                   ARTICLE IV

TERMINATION
-----------

4.1 In the event the operation of the Plant or the processing of gas from Dedicated Leases becomes economically unfeasible in the reasonable judgment of Processor, Processor may terminate this Agreement. In such event, Processor shall give Producer written notice that the operation of the Plant or the processing of gas from the Dedicated Leases has become economically unfeasible and this Agreement shall terminate and be of no further force or effect sixty
(60) days from the date of such notice.

                                    ARTICLE V

QUALITY
-------

5.1 Gas from the Dedicated Leases delivered or caused to be delivered to Processor at the Plant shall be of such quality that it shall meet the following specifications:

          a) Be commercially free of dust, gumil gum-forming constituents, liquid hydrocarbons, free water and other solid and/or liquid matter at the pressure and temperature at which delivery occurs.
          b) Contain not more than one-fourth (1/4) grain of hydrogen sulfide per 100 cubic feet;
          c) Contain not more than five (5) grains of total sulfur per 100 cubic feet;
          d) Contain not more than three percent (3%) by volume of carbon dioxide; and contain not more than a total of four percent (4%) by volume of non-hydrocarbon gases;
          e)   Contain not more than one percent (1%) by volume oxygen;
          f)   Contain a gross heating value of at least Btu per cubic foot;
          g) Contain not more than seven (7) pounds per water per one thousand (1,000) Mcf;
          h) Have a temperature of not more than 120 degrees Fahrenheit, nor less than 40 degrees Fahrenheit, when delivered to Processor.

5.2 Process shall have the right to refuse to accept any gas which, in its opinion, at any time does not meet any or all of the quality specifications set forth in 5.1 above. Processor shall have the right to accept non-specification gas and at its opinion treat same so it will conform to said specifications and Producer shall pay Processor for its actual cost of treating plus a reasonable return on Processor's investment. However, if the gas does not meet the minimum Btu requirements as set forth in Paragraph 5. 1 f, then the Producer and the Processor shall renegotiate the terms of this Processing Agreement to compensate for the lower heat content of the gas. Title to all contaminants so removed from Producer's gas shall pass to Processor as removed. If Processor refuses to accept non-specification gas from Producer and neither party elects to treat same, Producer shall have the right upon ninety (90) days prior written notice to have released here from, all (but only that) gas Processor refuses to accept for processing.

5.3 Processor agrees to deliver Producer's allocable share Residue Gas to Transporter at the plant fence at a pressure no less than thirty (30) psi lower than the pressure at the plant inlet.

          i) The residue gas shall contain no more than one-quarter (1/4) grain H2S,
          ii)  No more than three percent (3%) by volume C021
          iii) No more than four percent (4%) by volume total inserts,

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          iv)  No more than seven (7) pounds of water per one thousand (1,000)
               Mcf, and;
          v) A minimum heat content of Btu/Cf, as long as the gas delivered to Processor meets all the quality specifications as set forth in Paragraph 5.1 hereof.

                                   ARTICLE VI

MEASUREMENT AND TESTING
-----------------------

6.1 Processor shall install, maintain and operate, or cause to be installed, maintained and operated at no cost or expense to Producer, measuring equipment of ample size and proper type for the accurate measurement of the volume and heat content of gas delivered for processing hereunder. Such meter shall be located and measurement taken at the point Producer or Transporter delivers same to Processor. Producer may, at its option and expense, install check meters at any Point of Delivery for checking Processor's metering equipment and same shall be so installed as not to interfere with the operation of Processor's facilities. The charts and records by which such measurements are determined shall be available for the use of both Processor and Producer in fulfilling the terms and conditions thereof. Processor shall install, operate and maintain, or cause to be installed, operated and maintained, at no cost or expense to Producer, suitable meter or meters and/or other necessary equipment for the purpose of measuring the following:

          a) The volume of each Component Plant Product recovered and saved from gas delivered to the Plant.
          b)   The volume and heating content of gas used as fuel in the Plant.
          c) The volume and heating content of Residue Gas and gas bypassed around the Plant.

6.2 Processor's measurement facilities shall be used in determining the total Plant fuel usage for settlement hereunder. In the event of Plant emergency conditions and/or flaring of gas delivered hereunder, the volume of gas so vented or flared shall be measured or estimated by Processor. The charts and records by which Plants fuel, flare and other factors are determined by Processor shall be made available to Transporter for use in fulfilling the terms and conditions of the Purchase Contract, if necessary.

6.3 Gas delivered for processing hereunder, the volume of gas delivered for processing from other sources and Plant fuel, shall be measured by orifice meters of standard make and manufacture, installed and operated, and computations made, as prescribed in Gas Measurement Committee Report No. 3 of the American Gas Association as such report may be amended or revised from time to time.

The unit of volume shall be one (1) cubic foot of gas as a base temperature of sixty (60) degrees Fahrenheit, and at a base pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute as provided by the Standard Gas Measurement Law of the State of Texas (Article 6066 b of Vernon's Texas Civil Statutes). The atmospheric pressure will be assumed to be fourteen and sixty-five hundredths (14.65) pounds per square inch absolute regardless of the variations of such atmospheric pressure from time to time. Temperature shall be determined by use of recording thermometer so installed that it may continuously record the temperature of gas passing the meters. The specific gravity shall be determined by use of a recording gravitometer, a gravity type balance or other instrument acceptable to the industry.

Corrections for deviations from Ideal Gas Laws shall be made for all gas metered hereunder. Such corrections shall be made by the use of the American Gas Association Manual for the Determination of Super-compressibility Factors for Natural Gas (PAR Project NX-19) as the

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same may be amended or revised from time to time. The arithmetical average recorded temperature, the factor for specific gravity, and the corresponding correction FOR DEVIATION FROM Ideal Gas Laws applicable during each period shall be used to make computations of volumes hereunder.

6.4 The accuracy of the gas measuring equipment specified herein shall be verified as specified herein. All tests of such measuring equipment shall be made at the expense of the party installing and furnishing same. If at any time any of the gas measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer. If such equipment is out of service or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or for a period of one-half of the elapsed time since the last test. The volume of gas measure during such period shall be estimated (a) by using the data recorded by any check measuring equipment if installed and measuring accurately, or if not installed or registering accurately, (b) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation, or if neither such method is feasible, (c) by estimating the quantity or quality measured, based upon deliveries under similar conditions during a period when the equipment was registering accurately. No correction shall be made for recorded inaccuracies of two percent (2%) or less. Producer and Processor shall have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other at all times during business hours; but the reading, calibration and adjustment of all metering equipment and changing of charts shall be done only by the party installing and furnishing same. Each party shall be preserve all original test data, charts, and other similar records in such party's possession for a period of at least one (1) year.

6.5 The gross heating value of gas may, at Processor's option, be determined by a recording calorimeter installed by Processor. The arithmetical average of the hourly gross heating value recorded each day during the time that gas was actually flowing through the meter shall be considered the gross heating value during such day. If Processor does not elect to install a recording calorimeter, the gross heating value shall be determined by Processor at least quarterly by taking samples at Processor's meter; said samples may be run on a calorimeter at another location; or the gross heating value may be computed from fractional analysis of such samples. The result shall be applied to gas deliveries during the month when the sample is taken and for all following months until a new sample is taken. Copies of each such analysis shall be furnished by Processor to Producer. Should Producer not be satisfied with the results of such analysis, it shall notify Processor in writing. Promptly thereafter, representatives of the parties shall, using mutually satisfactory procedures, obtain simultaneously under normal conditions, two (2) individual samples of the gas at the Delivery Point in question and by appropriate laboratory analysis determine the total gross heating value thereof in accordance with the terms of this contract, reporting the results to the other in writing. The average of the total gross heating value shown by such two (2) analyses shall be used for all purposes of this Agreement for the period covered by the analysis made by Processor which gave rise to the joint determination. The "gross heating value" is defined as the number of Btu's produced by combustion, at a constant pressure, of the amount of gas which would occupy a volume of one (1) cubic foot at a temperature of 60 degrees Fahrenheit; if saturated with water vapor and under a pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute, with air of the same temperature of gas and air, and when the water formed by combustion is condensed to the liquid state.

                                       6
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6.6 Processor shall determine or cause to be determined, the hydrocarbon content of gas at each point Producer delivers to Transporter, at such time as the gross heating value is determined. Fractional analysis of test sample shall be performed by Processor utilizing gas chromatography equipment or such other method as may be commonly used in the industry. From such fractional analysis, Processor shall determine the composition in molecular percent of each of the following chemical compounds: (1) carbon dioxide, (2) nitrogen, (3) methane, (4) ethane, (5) propane, (6) iso-butane, (7) normal butane, (8) iso-pentane, (9) normal pentane and (10) hexanes and heavier hydrocarbons. Processor shall, upon request, furnish to Producer each such fractional analysis.

                                   ARTICLE VII

ALLOCATION OF PLANT PRODUCTS AND RESIDUE GAS
--------------------------------------------

7.1 It is understood that Processor may
      i) process gas from Producer along with gas from others, and
     ii) receive Producer's gas commingled with gas from others, and
    iii) produce Plant Products and Residue Gas attributable to Producer commingled with such commodities attributable to others; therefore, settlement hereunder shall be in accordance with the procedure for allocation herein specified.

7.2 "Delivery Point" shall mean the inlet of the measurement facilities through which Processor receives gas from Producer or from parties other than Producer at the Plant Site.

7.3 "Processed Volume" shall mean the volume of gas (in Mcf) received by Processor at a particular Delivery Point.

7.4 "Theoretical Test Gallons" of a particular Component Plant Product shall mean the result obtained by multiplying the particular Component Plant Product content of a particular gas stream (expressed in gallons per Mcf) by the quantity (in Mcf) of that particular stream delivered for processing (the result being expressed in gallons).

7.5 Each month the quantity (in gallons) of a particular Component Plant Product recovered and saved in the Plant and attributable to a particular Delivery Point shall be determined by multiplying the actual net Plant production (in gallons) of the particular Component Plant Product by a fraction, the numerator of which is the Theoretical Test Gallons of the Particular Plant Product contained in the Processed Volume attributable to the particular Delivery Point and the denominator of which is the total quantity of Theoretical Test Gallons of the particular Component Plant Product contained in the Processed Volume attributable to all Delivery Points. Actual net Plant Production of a particular Plant Product shall be the total net deliveries of that Component Plant Product at the Plant to purchasers during the month, plus or minus any change in inventory.

7.6 Theoretical Plant Fuel and losses attributable to a particular
Delivery Point shall be determined by multiplying the total quantity of gas used as Plant Fuel and other plant usages (in MMBtu) by a fraction, the numerator of which shall be the Processed Volume (in Mcf) attributable to that particular Delivery Point and the denominator of which shall be the Processed Volume (in
Mcf) attributable to all Delivery Points.

7.7 Theoretical Plant Product Shrinkages attributable to a particular Delivery Point shall be determined by the conversion of the actual volume of each Component Plant Product attributed to

                                       7
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the particular Delivery Point to its respective heat content equivalent
(in MMBtu) by multiplying the gallons thereof by the following factor applicable:

COMPONENT PLANT PRODUCT ETHANE                          MMBTU PER GALLON
------------------------------                          ----------------

          Ethane                                           0.066330
          Propane                                          0.091065
          N-Butane                                         0.102989
          Iso-Butane                                       0.099022
          Pentanes and heavier                             0.113500

7.8 Residue Gas attributable to a particular Delivery Point shall be determined by multiplying the total quantity of Residue Gas (in MMBtu) available at the outlet of the Plant plus the total quantity of gas (in MMBtu) available for processing but by-passed around the Plant unprocessed by a fraction, the numerator of which shall be the heat content equivalent of the Processed Volume (in MMBtu) less Theoretical Plant Fuel and losses (in MMBtu) and Theoretical Plant Product Shrinkage (in MMBtu) and the denominator of which shall be the aggregate of such determination for all Delivery Points. To determine the heat content equivalent, the Processed Volume (in Mcf) attributable to a Delivery Point shall be multiplied by the gross heating value (in Btu per cubic foot) for that particular delivery Point as determined pursuant to Paragraph 6.5 hereof and the result divided by one thousand (1,000) yielding the heat content equivalent in millions of Btu (MMBtu).

                                  ARTICLE VIII

PAYMENT TO PRODUCER
-------------------

8.1 For and in consideration of the grant, assignment and conveyance of Producer's processing rights, Processor agrees to pay to Producer monthly a portion of the net proceeds received, as hereinafter defined, for Plant Products extracted, saved and sold from Producer's gas. The amount of such payment shall be percent (-0- %) of the sum determined by aggregating the results obtained by multiplying the volume of each Component Plant Product attributable to Producer's Processed Volume by the weighted average monthly sales price for each such Component Plant Product. After the Processor's share of the liquid revenue totals one hundred percent (100%) of plant capital cost, the percentage above shall be changed to (50%).

8.2 DELETED N/A

8.3 Before the Processor shall pay the keep whole amount defined in paragraph 8.2, Producer shall provide Processor with a copy of the statement from Purchaser which defines the price paid for Residue gas in $/MMBtu for the applicable period.

8.4 The "weighted average monthly sales price" of a particular Component Plant Product shall be determined by dividing the total value invoiced for deliveries of the particular Component Plant Product during the month by the total net deliveries of the particular Component Plant Product during the month. The total value invoiced shall be adjusted to an FOB Plant basis and may include without limitation, adjustments for the excess outage, impurities and contamination claims allowed, sales commissions not to exceed two and five-tenths percent, transportation costs and similar costs and expenses incurred in connection with the marketing of Plant Products.

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8.5 In the event Processor or Producer takes deliveries of a portion of the
Plant Products produced during the month for its own account, or sells same to an affiliated company, the weighted average monthly sales price of such portion of Plant Product so taken or sold shall be established based on sales of a similar quantity of like product under the same or similar conditions in the immediate area.

8.6 Each party shall cause to be preserved for one (1) year all records pertaining to the processing of gas hereunder. All statements shall be final as to both parties unless questioned within one (1) year after payment thereof has been made.

8.7 Producer shall have the right at reasonable times during normal office hours and at its expense to examine the books and records of Processor which pertain to the basis of payment hereunder at Processor's office where same is kept. In the event an error is discovered in the amount shown to be due on any statement rendered by Processor, such error shall be adjusted without penalty or interest as soon as reasonably possible but in any event within one (1) year after payment thereof has been made.

8.8 Processor shall on or about the last day of each month render to Producer a statement of account for Producer's gas processed during the preceding calendar month. Processor shall make payment to Producer within ten (10) days after such statement is rendered. Processor may deduct from its payment to Producer sums, if any, due Processor under the terms hereof.

8.9 In the event any Dedicated Lease is owned by two or more parties, payment of sums due Producer shall be made to the party designated as Producer's Representative.

8.10 Notwithstanding anything to the contrary contained herein, Processor shall have the option but not the obligation to replace any fuel, shrinkage, keep-whole amount or other such losses for which Producer is entitled to payment with an amount of Residue Gas purchased or otherwise furnished by Processor equal in value to the amount of such fuel, shrinkage, keep-whole amount or other such losses for which Producer is entitled to payment. Processor agrees to indemnify and hold Producer harmless from any suits, actions, debts, damages, expenses, or losses of every kind arising out of such replaced gas.

                                   ARTICLE IX

WARRANTY OF TITLE
-----------------

9.1 Producer hereby warrants title to all Plant Products extracted and saved in the Plant from gas from Dedicated Leases, the right to enter into this agreement with respect to gas from the Dedicated Leases, that it owns and holds the exclusive right to process gas from the Dedicated Leases in the manner herein contemplated and has the right to grant, assign and convey same to Processor; all free from liens and adverse claims of every kind. Producer agrees to indemnify and save Processor harmless against all suits, actions, debts, damages, expenses or loss of every kind arising from or out of any adverse claim of any and all persons whomsoever to or against the gas from Dedicated Leases, Plant Products derived therefrom, the right of Processor to process gas from Dedicated Leases as herein contemplated and against any proceeds from or the value of any of same. If the title or rights of Producer are questioned or involved in any action, Processor shall have the right to withhold without interest during the pendency of such action until said title or rights are free from such question or such action is finally determined, or until Producer furnishes bond conditioned to save Processor harmless, with surety acceptable to the Processor, or such other indemnity satisfactory to Processor.

9.2 Notwithstanding anything contained herein to the contrary, Processor shall have the option prior to releasing payment for gas processed hereunder, to require Producer to furnish to Processor a title opinion from a competent attorney acceptable to Processor, setting forth the ownership of all working, royalty and other interests in the Dedicated Leases.

                                    ARTICLE X

TERM
----

10.1 This Agreement shall be effective as of the date hereof and shall remain in full force and effect for a term of twenty (20) years from the date of initial deliveries of gas hereunder and shall continue in full force and effect thereafter for successive periods of one (1) year each until terminated by Producer or Processor upon sixty (60) days prior written notice to the other party specifying a termination date at the end of such twenty (20) year term or any yearly period thereafter.

10.2 Notwithstanding anything herein elsewhere contained, the delivery and processing of gas shall commence on

                                   ARTICLE XI

INDEMNITY, INTERRUPTION AND FORCE MAJEURE
-----------------------------------------

11.1 Processor shall indemnify and hold the Producer harmless against any claims for damages growing out of the operations conducted hereunder by the Processor. Likewise, Producer shall indemnify and hold the Processor harmless against any claims for damages growing out of Producer's operations hereunder.

11.2 If either Producer or Processor is rendered unable, wholly or in part, by reason of force majeure, from carrying out its obligations under this Agreement (other than the obligation to make payments of amounts due hereunder), then upon said party's giving notice of such force majeure to the other party, the obligations of the party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of the inability so caused, but for no longer period, and such cause shall be remedied with all reasonable dispatch.

11.3 The term "Force Majeure", as employed herein, shall include acts of God; acts of federal, state or local government or any agencies thereof' compliance with rules, regulations or orders of governmental authority or any office, departmental, instrumentality thereof; strikes, lockouts or otherany agency, or industrial disturbances; acts of the public enemy; wars; blockages; insurrections; riots; epidemics; landslides; lightening; earthquakes; fires; storms; floods; washouts; arrests and restraint of rulers and people; civil disturbances; explosions; breakage or accident to machinery or lines of pipe; freezing of wells or lines of pipe; inability to secure rights-of-way; inability to timely obtain equipment; failures or delays in transportation; receipt of non-specification gas; and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension, which, by the exercise of due diligence, such party shall not have been able to avoid. The settlement of strikes and lockouts shall be entirely within the discretion of the party having the difficulty. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party, when such is deemed inadvisable by" the party involved.

11.4 It is understood and agreed that either party hereto may, without liability to the other party, interrupt the operations of its facilities for the purpose of making necessary alterations, maintenance or repairs thereto, but that such interruption shall be for only such time as may be reasonable.

                                   ARTICLE XII

ROYALTY AND TAXES
-----------------

12.1 Producer shall pay or cause to be paid any sales, transaction, occupation, service, production, severance, gathering, transmission or excise tax; assessment or fee levied, assessed or fixed, whether by the United States, the State of Texas, or other governmental agency, in respect of or applicable to the gas delivered hereunder. Any taxes and statutory charges levied or assessed against Producer's properties, facilities or operations shall be borne by Producer. Processor shall bear all taxes levied against its properties or facilities. In the event a tax is hereafter imposed upon the act, right or privilege of processing of gas for the recovery of Plant Products, or any tax similar in effect is imposed with respect to Processor's operations hereunder, the tax shall be borne by both Processor and Producer in the same ratio that the parties share the value of Plant Products extracted in the Plant. Should Processor be obligated to make payment for any taxes due to be paid by Producer, Producer shall promptly reimburse Processor for the amount of taxes so paid.

12.2 Producer agrees to account for and pay or cause to be paid all royalties, overrides, and other sums due by Producer to the owners of the mineral, royalty and other interests in the gas, Residue Gas, and Plant Products, and Producer will indemnify and save Processor harmless against all loss, damage, and expense of every character on account of adverse claims to all such gas, Residue Gas, and Plant Products or royalties, taxes, payments or other charges due thereon.

                                  ARTICLE XIII

NOTICES AND STATEMENTS
----------------------

13.1 All notices statements, payments and other communications required or permitted to be given hereunder shall be in writing, and shall be deemed to have been effectively given when mailed by United States Mail, addressed to:

PROCESSOR                               PRODUCER'S REPRESENTATIVE

Hansen Consultings                      Herbert White Gas Pipeline Company, Inc.
1605 15th Street                        Mr. Wayne L. Farris
Huntsville, Texas 77040                 P.O. Box 2088
                                        Williamsburg, KY 40796

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13.2 Notices of change of address of any of the parties shall be given in writing to the other in the manner aforesaid and shall be observed in the giving of all future notices, statements or other communications required or permitted to be given hereunder.

                                   ARTICLE XIV

DEFAULT
-------

14.1 If either party shall fail to perform any of the covenants and obligations imposed upon it under and by virtue of this Agreement (except where such failure shall be excused under any of the provisions of this Agreement), then in such event the other party may at its option terminate this Agreement by proceeding as follows: The party not in default shall cause a written notice to be served on the party in default, stating specifically the cause for terminating this Agreement and declaring it to be the intention of the party giving the notice to terminate same, thereupon the party in default shall have sixty (60) days after the service of the aforesaid notice in which to remedy or remove cause or causes stated in the notice for terminating this Agreement, and, if within said period of sixty (60) days the party in default does so remove or remedy said cause or causes and fully indemnifies and/or reimburses the party not in default for any and all damages, losses and consequences of such breach, then such notice shall be withdrawn and this Agreement shall continue in full force and effect. In case the party in default does not so remedy or remove the cause or causes or does not indemnify and/or reimburse the party giving the notice for any and all damages, losses and consequences of such breach within said period of sixty (60) days, then this Agreement shall at the expiration of said sixty (60) day period, terminate except as to all accrued obligations not yet discharged; provided, however, that if such default be remedied, but no indemnification therefore has been made due to a bona fide dispute between the parties as to the amount thereof, then this Agreement shall not terminate, but the party not in default shall have the right to seek indemnification in any manner provided by law or by this agreement. Any cancellation of this Agreement pursuant to the provisions of this Article shall be without prejudice to the right of the party not in default to collect any amounts then due it; provided, however, the provisions herein for termination of this Agreement shall not apply if the failure of Processor involves failure to pay any sum or amount due hereunder, and Processor's refusal to pay is a bona fide dispute, and Processor pays all amounts not in dispute; provided, further, however, that any termination of this Agreement for breach shall be carried out by the party not in default exclusively to the provisions set out in this Article.

                                   ARTICLE XV

MISCELLANEOUS
-------------

15.1 This Agreement may hereafter be ratified and adopted by any other owner of an interest in any properties described in Exhibit "A". If such owner executes and delivers to Processor an instrument in writing ratifying and adopting this Agreement insofar as such owner's interest in any such properties is concerned and such written instrument is accepted by Processor as hereinafter provided, such owner shall become a party Producer under this Agreement with like force and effect, and to the same extent, as though such owner had executed this Agreement on the first day of the month following such owner's execution; and all the terms and provisions of this Agreement shall thereupon become binding upon Processor and any such party Producer. It is understood and agreed that any such additional owner shall, upon request by Processor, deliver to Processor a title opinion identifying ownership and setting forth the current interest held by such owner in the properties described in Exhibit "All and that ratification and adoption of this

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Agreement by any such owner must be agreed to and accepted by Processor before
Processor will be bound thereby.

15.2 All modifications, ratifications, amendments or changes to this Agreement, whether made simultaneously with or after the execution of this Agreement shall be in writing, executed by both Processor and Producer, and attached hereto.

15.3 No waiver by either party of any one or more defaults by the other party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character, nor shall any failure to exercise any right hereunder be considered as a waiver of such right in the future.

15.4 This Agreement shall be subject to all valid rules, regulations, interpretations and orders of any duly constituted federal or state regulatory body having jurisdiction herein.

15.5 This Agreement shall be binding upon and inure to the benefit of the successors and assigns, or the heirs, administrators or executors of the parties hereto. Any party hereto may assign his or its right, title and interest in, to and under this Agreement, including, without limitation, any and all renewals, extensions, amendments, and/or supplements hereto; provided, however, that no such assignment shall in any way enlarge, alter or change any obligation of the other party or parties hereto. No assignment shall be effective or binding until a copy of same has been furnished to the other party. Nothing in this Agreement, express or implied, confers any right or remedy on any person or entity not a party hereto other than successors and assigns, or heirs, administrators or executors of the parties hereto.

15.6 This Agreement contains the entire Agreement between the parties hereto and there are no oral promises, agreements or warranties affecting same.

15.7 The topical headings and index used herein are inserted for convenience only and shall not be construed as having any substantive significance of meaning whatsoever or as indicating that all of, the provisions of this agreement relating to any particular topic are to be found in any particular section.

15.8 It is not the intention of the parties hereto to create, nor is there created hereby, a partnership, joint venture or association. The status of each party hereunder is solely that of an independent contractor.

15.9 In the event that more than one lease or property is described in Exhibit "All attached hereto, this Agreement shall be construed as a separate Agreement as to each lease property.

15.10 The party Producer identified in Article XIII is hereby designated as "Producer's Representative" to receive and give notices and requests, to witness tests, to render and receive statements, to receive payments and to inform Processor as may be required herein. Producer's Representative shall be responsible for making allocation of payments between the individual parties Producer and other owners of interest. Respecting performance of the above mentioned items and matters, Processor need look only to Producer's Representative and not to any individual party Producer and Processor shall not be liable to any producer regarding any failure of Producer's Representative in such performance. Any notice, request, demand, statement or payment provided for in this agreement to be given by Processor, shall be given as required to Producer's Representative at the addresses herein shown. Producer may from time to time designate a different party as Producer's Representative, provided that Producer may not, without

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written consent of Processor, at any time designate more than one party to whom, or by whom, such notices, requests, statements or payments are to be made. No change in Producer's Representatives shall be binding on Processor until Processor has been furnished with a notice in writing, properly executed by each and all parties Producer, giving the name and address of such newly designated representative.

15.11 The parties hereto agree and confirm that in the consideration and interpretation of this Agreement same shall be construed under the laws of the State of Texas and this Agreement was prepared by all parties hereto and not by any party to the exclusion of the other or others.

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more copies or counterparts, each of which, when executed by Processor and any Producer shall constitute and be an original effective Agreement between Processor and such Producer (as to such Producer's interest) executing same as of the date first above written, whether or not this copy or any counterpart is signed by all the parties named herein.

                                   PROCESSOR:
                                   ----------

HANSEN CONSULTING

ATTEST:

                                              By:
                                                 ------------------------------
                                                     Alan Hansen

                                    PRODUCER:
                                    ---------

HERBERT WHITE GAS PIPELINE COMPANY, INC.

ATTEST:

                                              By
                                                -------------------------------
                                                     Wayne L. Farris


                                        HERBERT WHITE GAS PIPELINE COMPANY, INC.


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